UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 1, 2018

TIPTREE INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2018, Tiptree Operating Company (“Operating Company”), a subsidiary of Tiptree Inc. (“Tiptree”), entered into new employment agreements, effective as of January 1, 2018 (the “Employment Agreements”) with each of Michael G. Barnes, its Executive Chairman, Jonathan Ilany, its Chief Executive Officer, Sandra E. Bell, its Chief Financial Officer, and Neil C. Rifkind, its Vice President, General Counsel and Secretary (each, an “Executive” and collectively, the “Executives”).

The Employment Agreements provide for an annual base salary (the “Base Salary”), subject to annual review and increase as determined by Tiptree’s board of directors (the “Board”) or the Compensation, Nominating and Governance Committee of the Board (the “CNG”). The Base Salary for each of the Executives is: Mr. Barnes, $300,000; Mr. Ilany, $600,000; Ms. Bell, $400,000 and Mr. Rifkind, $375,000.

In addition, each Executive will be eligible to receive an annual bonus, paid in cash, equity or equity-based awards (or a combination thereof) at the discretion of the CNG based on Tiptree’s achievement of specific annual corporate performance objectives determined by the CNG (“Annual Bonus”). The Executives are also eligible to participate, at the discretion of the Board or the CNG, in any equity compensation or other long-term incentive plan of Tiptree, in accordance with plan terms.

There is no definite term under the Employment Agreements and each of the Executive’s employment is at-will, provided that termination by Tiptree requires approval of the Board. If the employment of an Executive is terminated by Tiptree without Cause (as defined in the Employment Agreements) or due to disability, death, or by the Executive for Good Reason (as defined in the Employment Agreements), then, subject to the execution of a general release, each Executive will be entitled to receive (i) a lump sum severance payment in an amount equal to (A) in the case of Messrs. Barnes and Ilany, (I) two times Base Salary and (II) the average of the Annual Bonuses paid to the Executive with respect to the two calendar years immediately preceding the year that termination occurs, multiplied by one plus a fraction, the numerator of which is the number of full months of employment the Executive completed in the year in which termination occurs and the denominator of which is twelve and (B), in the case of Ms. Bell and Mr. Rifkind, one times Base Salary and the prior year's Annual Bonus, provided that in the case of a termination of employment due to an Executive’s death or disability, any severance pay will be reduced by amounts payable to an Executive, or his or her estate, under an employer sponsored plan; (ii) any earned but unpaid Annual Bonus with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs, payable solely in cash; (iii) full vesting of any then outstanding unvested equity awards; and (iv) payment of the cost of COBRA premiums above the active employee rate through the earlier of 18 months following termination and the date the Executive becomes eligible for comparable coverage with a subsequent employer.

The Executives have agreed to certain restrictive covenants under the Employment Agreements, including with respect to confidentiality at all times and non-competition and non-solicitation during employment and for one year following the date of termination.

The foregoing is a brief description of the material terms of the Employment Agreements and is qualified in its entirety by reference to the full text of the Employment Agreements with each of Mr. Barnes, Mr. Ilany, Ms. Bell and Mr. Rifkind, which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, under Item 9.01 of this Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Employment Agreement between Tiptree Operating Company, LLC and Michael G. Barnes dated as of February 1, 2018.
10.2	Executive Employment Agreement between Tiptree Operating Company, LLC and Jonathan Ilany dated as of February 1, 2018.
10.3	Executive Employment Agreement between Tiptree Operating Company, LLC and Sandra E. Bell dated as of February 1, 2018.
10.4	Executive Employment Agreement between Tiptree Operating Company, LLC and Neil C. Rifkind dated as of February 1, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE INC.

Date:	February 6, 2018	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer